Exhibit 99.1
PRESS RELEASE
Juniata Valley Financial Corp. Announces Earnings and Declares Dividend
Mifflintown, PA —July 28, 2011— Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced that net income and earnings per share for the six month period ending June 30, 2011 increased slightly as compared to the first six months of 2010. Net income through June 30, 2011 was $2,330,000 versus $2,326,000 during the same period in 2010, while earnings per share increased by 1.9%, to $0.55. Ms. Barber commented, “It is gratifying to once again report consistently strong earnings amidst a difficult economic climate.”
Total assets increased by 3.7%, to $452.0 million from December 31, 2010 to June 30, 2011, funded by deposit growth of 4.5%.
Juniata Valley’s 2011 second quarter performance, in terms of net income, was slightly behind the performance in the first quarter of 2011 and in the same quarter in 2010, primarily due to declines in loan balances. Loan outstandings declined by $5,441,000 during the second quarter of 2011 and were $16,066,000 less on June 30, 2011 than on June 30, 2010. Ms. Barber commented, “Currently, we believe many borrowers have pulled back somewhat due to economic uncertainty. However, we are prepared to be responsive to the loan needs of our customers as loan demand increases in the future.”
Net income in the second quarter of 2011 was $1,091,000, a decrease of 4.1% as compared to the previous year’s second quarter, while earnings per share remained steady at $0.26. As compared to the immediate preceding quarter, net income in the second quarter of 2011 declined by 11.9%. Juniata Valley’s 2011 second quarter earnings and key performance ratios, including return on average assets (ROA), return on average equity (ROE) and earnings per share (EPS), in comparison to both previous quarters, are shown in the table below.

	Quarter Ended
	June 30, 2011	March 31, 2011		June 30, 2010
	Results	Results	% Change	Results	% Change
Net Income	$1,091,000	$1,239,000	-11.9%	$1,138,000	-4.1%
ROA	0.99%	1.13%	-12.4%	1.03%	-3.9%
ROE	8.68%	9.96%	-12.9%	9.01%	-3.7%

EPS (basic and fully diluted)	$0.26	$0.29	-10.3%	$0.26	0.0%
The decrease in net income in the second quarter of 2011 versus the second quarter of 2010 primarily resulted from a decrease in net interest income, related to the decline in outstanding loans, offset somewhat by a decrease in the provision for loan losses. Based upon outstanding loan balances and credit quality criteria, the provision for loan losses necessary to maintain an adequate allowance for loan losses was $166,000 less in the second quarter of 2011 compared to the prior year’s second quarter. While outstanding loan balances declined to $292,009,000 at June 30, 2011, from $308,075,000 one year earlier, the percentage of allowance to net loans increased from 0.97% to 0.99% during the same time period. Non-interest expense in the most recent quarter was essentially unchanged when compared to same period during the prior year. Non-interest income during the same time period declined by $23,000, or 2.2%.

Second quarter 2011 net income was lower by $148,000, or 11.9%, in comparison to net income for the first quarter of 2011. Net interest income in the most recent quarter was $63,000 less than in the previous quarter due primarily to lower average loan balances. The provision for loan losses was $28,000 higher in the second quarter of 2011 than in the first quarter of 2011 and the percentage of allowance to total loans increased from 0.98% to 0.99% during the period. Non-interest income in the second quarter of 2011 was less than non-interest income in the previous quarter by $23,000, or 2.2%, primarily due to decreased commissions from sales of non-deposit products. Non-interest expense was $121,000 higher in the second quarter of 2011 compared to the first quarter of 2011 due to higher employee compensation expense, as expenses for benefits such as medical insurance increased.
Ms. Barber also announced that, on July 19, 2011, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share for the third quarter of 2011, payable on September 1 to shareholders of record on August 15, an increase of 4.5% over 2010’s third quarter dividend.
Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.
The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of the First National Bank of Liverpool, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.OB.
*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. Many factors could affect future financial results including, without limitation, changes in interest rates and their impact on the level of deposits, loan demand and value of loan collateral, increased competition from other financial institutions, market value deterioration in the financial services sector, FDIC deposit insurance premiums, governmental monetary policy, legislation and changes in banking regulations, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions.
For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.